EXHIBIT 4.5

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance:
February 23, 2018

VIVUS, INC.
WARRANT TO PURCHASE SHARES OF COMMON STOCK

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Warrant is issued to Torreya Capital, LLC (the “Holder”) by VIVUS, Inc., a Delaware corporation (the “Company”).

1. Purchase of Shares.

(a) Number of Shares.   Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing) at any time and from time to time prior to the Expiration Date (as defined below), to purchase from the Company up to 1,500,000 fully paid and nonassessable shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at any time and from time to time, subject to the exercise provisions set forth in Section 2 below (such number of shares of Common Stock, as it may be adjusted from time to time pursuant to Section 7 below, the “Warrant Shares”).

(b) Exercise Price.  The exercise price for the shares of Common Stock issuable pursuant to this Section 1 (the “Shares”) shall be $0.44 per Share (the “Exercise Price”). The number of Shares and the Exercise Price shall be subject to adjustment pursuant to Section 7 hereof.

2. Exercisability, Exercise Period.

(a)    Exercisability.  The Warrant Shares shall vest and become exercisable pursuant to the following ten (10) month schedule commencing on January 29, 2018 (the “Warrant Vesting Commencement Date”): (i) 750,000 shares shall become immediately vested and exercisable, (ii) 75, 000 shares shall vest and become exercisable on the last day of each full calendar month following the Warrant Vesting Commencement Date, subject to Holder continuing to be engaged by the Company pursuant to the letter agreement, dated January 29, 2018, between the Holder and the Company (the “Letter Agreement”) on the relevant vesting dates.  The Holder may purchase, pursuant to the terms hereof, up to all of the vested Warrant Shares at any time and from time to time prior to the Expiration Date.

(b) Exercise Period.  Notwithstanding the foregoing, this Warrant shall no longer be exercisable and shall become null and void upon the earliest to occur of (i) the fifth (5th) anniversary of the date of this Warrant and (ii) the consummation of a Corporate Transaction.  In the event of a Corporate Transaction, the Company shall notify the Holder in writing at least ten (10) days prior to the anticipated consummation of such Corporate Transaction (such notice, the “Transaction Notice”).  The Company must provide to the Holder all material information in the Transaction Notice about the Corporate Transaction, including, but not limited to, contemplated terms and any valuation work presented to the Company’s Board of Directors.  The date of the expiration of this Warrant pursuant to this Section 2(b) is referred to herein as the “Expiration Date”.

(c) A “Corporate Transaction” shall mean any of: (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of the Company or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), (D) a liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction or (E) the exclusive license of all or substantially all of the Company’s intellectual property.

3. Method of Exercise.

(a) At any time and from time to time while this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby with respect to any Warrant Shares. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a duly executed copy of the Notice of Exercise attached hereto as Exhibit A, to the Secretary of the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and

(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Warrant Shares being purchased, which amount shall be payable (at the Holder’s discretion) by (A) a check payable to the Company’s order, (B) wire transfer of funds to the Company, (C) cancellation of indebtedness of the Company to the Holder, (D) net exercise as provided in Section 4 hereof, or (E) any combination of the foregoing.

(b) Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant is surrendered to the Company as provided in Section 3(a) above; provided, that, upon the exercise of this Warrant in connection with a Corporate Transaction, the exercise and payment may be contingent upon (and be deemed to occur as of immediately prior to) the consummation of such Corporate Transaction.  At such time, the person or persons in whose name or names any certificate for Warrant Shares shall be issuable upon such exercise as provided in Section 3(c) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificate and such Warrant Shares shall be held by Holder until the expiration of the Lock-Up Period set forth in Section 19.

(c) As soon as practicable after the exercise of Warrant Shares in whole or in part, the Company at its expense will cause to be issued in the name of, and delivered to, the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of Warrant Shares to which such Holder shall be entitled, and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) having the same terms and conditions as this Warrant, except that the number of Warrant Shares shall be reduced to reflect such partial exercise.

4. Net Exercise. In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election (a “Net Exercise”). A Holder who Net Exercises shall have the rights described in Sections 3(b) and 3(c) hereof, and the Company shall issue to such Holder a number of Warrant Shares computed using the following formula:

Where

X =The number of Warrant Shares to be issued to the Holder pursuant to the applicable net exercise of this Warrant effected pursuant to this Section 4.

Y =The number of Warrant Shares purchasable under this Warrant at the time of such net exercise (as such number may have been adjusted pursuant to Section 7 prior to the time of such net exercise) or, if only a portion of the Warrant Shares are being purchased pursuant to such net exercise, such portion of the Warrant Shares.

A =The fair market value of one (1) Share on the date of such calculation.

B =The Exercise Price (as it may have been adjusted pursuant to Section 7 prior to the time such exercise is deemed to have occurred).

For purposes of this Section 4: (a) if the net exercise is not occurring in connection with a Corporate Transaction and the Shares are traded at the time of applicable net exercise on the over-the-counter market, an exchange or an electronic securities market, the fair market value of a Share shall mean the average of the closing prices of the Shares quoted in the over-the-counter market in which the Shares are traded or the closing price quoted on any exchange or electronic securities market on which the Shares are listed, whichever is applicable, as published in The Wall Street Journal for the thirty (30) trading days prior to the date of determination of fair market value (or such shorter period of time during which such Shares were traded over-the-counter or on such exchange or market); (b) if such net exercise is occurring in connection with a Corporate Transaction, then the fair market value per Share shall be the per share price being offered or provided to holders of Shares in such Corporate Transaction; and (c) if such net exercise is not occurring in connection with a Corporate Transaction and the Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined reasonably and in good faith by the Company’s Board of Directors; provided, however, that, in the case of this clause “(c),” the Holder may dispute such valuation, in which event the fair market value of a Share shall be determined by an accounting firm of nationally recognized reputation to be mutually agreed upon by the Holder and the Company (it being understood that the Holder and the Company shall use their best efforts to agree upon such accounting firm, and, if such agreement is not reached within thirty (30) days, shall cause such an accounting firm to be appointed by the order of a court of competent jurisdiction or arbitrator).

5. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(a) Organization, Good Standing, and Qualification.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(b) Authorization.  All corporate action has been taken on the part of the Company, its officers, directors, and stockholders necessary for the authorization, execution and delivery of this Warrant. This Warrant constitutes the Company’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The issuance of this Warrant will not be subject to preemptive rights of any stockholders of the Company. The Company has authorized sufficient shares of Common Stock to allow for the exercise of this Warrant.

(c) Common Stock.  The Shares, when issued, sold, and delivered in accordance with the terms of the Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations and warranties of the Holders in this Warrant, will be issued in compliance with all applicable federal and state securities laws.

6. Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(a) Authorization.  Holder represents that it has full power and authority to enter into this Warrant. This Warrant constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Purchase Entirely for Own Account.  The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant and the Shares (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(c) Disclosure of Information.  The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(d) Investment Experience.  The Holder is an investor in securities and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

(e) Accredited Investor.  The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Act.

(f) Restricted Securities.  The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Holder represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

(g) Legends. It is understood that the Securities may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AS SET FORTH IN A WARRANT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES.”

7. Adjustment of Exercise Price and Number of Shares.  The number and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time as follows.  Any adjustment made pursuant to this Section 7 shall become effective immediately after the effective date of such event, but shall be retroactive to the record date, if any is fixed, for such event.

(a) Subdivisions, Combinations and Other Issuances.  If the Company shall at any time after the issuance but prior to the Expiration Date subdivide its Common Stock, by split-up, reverse split-up or otherwise, or combine its Common Stock, or issue additional shares of its preferred stock or Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of such subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation.  In case of any reclassification, capital reorganization or change affecting the Common Stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the Expiration Date to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities or property receivable by holders of Common Stock in their capacities as such in connection with such reclassification, reorganization or change. In any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities or property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price per Share payable hereunder, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same.

(c) Notice of Adjustment.  When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of the Warrant, or in the Exercise Price, the Company shall promptly, notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

8. No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor to the Holder on the basis of the Exercise Price then in effect.

9. No Stockholder Rights or Liabilities.  Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares or receive dividends or other distributions thereon.

10. Transfer of Warrant.  Following the expiration of the Lock-Up Period set forth in Section 19, subject to compliance with applicable federal and state securities laws and any other contractual restrictions between the Company and the Holder contained herein, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company.  This Agreement will be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties.  Within a reasonable time after the Company’s countersigning of an executed Assignment Form in the form attached hereto as Exhibit B, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one (1) or more appropriate new warrants.

11. Governing Law.  This Warrant shall be governed by, and construed under, the laws of the State of Delaware, as such laws are applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware.

12. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.
13. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

14. Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses shown on the signature page(s) attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 14).

15. Finder’s Fee.  Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Holder agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Holder or any of its officers, members, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Holder from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

16. Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

17. Entire Agreement; Amendments and Waivers.  This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.  Nonetheless, any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders of rights to purchase a majority of the shares originally issuable pursuant to this Warrant.

18. Severability.  If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

19. Lock-Up Agreement.  Until the earlier of (x) twelve (12) months following the exercise of this Warrant in full and (y) six (6) months following the termination of Holder’s engagement as set forth under the heading “Right to Terminate” in the Letter Agreement (the “Lock-up Period”), the Holder agrees to not, and to cause its Affiliates to not, lend, offer, pledge (other than customary pledging in connection with a prime brokerage or other brokerage-related agreement), sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares or other securities, in cash, or otherwise.

“Affiliate” means any other party directly or indirectly Controlling, Controlled by, or Under Common Control with, such Person.  “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “Under Common Control with”) means, as applied to any party, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities or other equity interests, by contract, through membership or otherwise.

In order to enforce the foregoing covenant, the Company may impose stop‑transfer instructions with respect to Shares acquired through the exercise of this Warrant (and the Shares or securities of every other person subject to the foregoing restriction) until the end of such period.

20. Counterparts.  This Warrant may be executed in counterparts (which may be PDF scans of the applicable signatures), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

VIVUS, INC.

By	/s/ Mark K. Oki
Mark K. Oki, Chief Financial Officer

ACKNOWLEDGED AND AGREED:

TORREYA CAPITAL, LLC

By _____________________________________
Name:
Title:

Address:

EXHIBIT A

NOTICE OF EXERCISE

VIVUS, INC.
Attention:  Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

☐_____________ shares of Common Stock pursuant to the terms of the attached Warrant, and tenders herewith payment in cash of the Exercise Price of such Shares in full, together with all applicable transfer taxes, if any.

☐Net Exercise the attached Warrant with respect to __________ Warrant Shares.

The undersigned hereby represents and warrants that the Representations and Warranties in Section 6 of the Warrant are true and correct as of the date hereof.

HOLDER:

Date	By

Address

Name in which shares should be registered:

__________________________________________

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information.  Do not use this form to purchase shares.)

For Value Received, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:  ________________________________________________________________________

(Please Print)

Address:  ______________________________________________________________________

(Please Print)

Dated: _________________

Holder’s
Signature: ____________________________________________

Holder’s
Address: _____________________________________________

Acknowledged and Agreed (if required):

VIVUS, INC.

By  ___________________________________
Name:
Title:

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant.  Officers of corporations and those acting in a fiduciary or other representative capacity should provide proper evidence of authority to assign the foregoing Warrant.

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